EXHIBIT 2.2

Execution Version

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of April 26, 2024, by and between (i) Helport Limited, a British Virgin Islands business company (the “Company”), (ii) Helport AI Limited, a British Virgin Islands business company, (“Pubco”), (iii) Tristar Acquisition I Corp, an exempted company incorporated with limited liability in the Cayman Islands (the “Purchaser”), (iv) Navy Sail International Limited, a British Virgin Islands company (the “Purchaser Representative”) and (v) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, on November 12, 2023, (i) the Purchaser, (ii) the Company, (iii) Pubco, (iv) Merger I Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“First Merger Sub”), and (v) Merger II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters: (A) on the Closing Date, First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of the Company being converted into the right to receive Pubco securities; (B) on the Closing Date and immediately following the First Merger, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into the Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Purchaser surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of the Purchaser being converted into the right to receive securities of Pubco; and, in connection therewith, (C) each outstanding warrant of the Purchaser shall be assumed by Pubco and become a warrant to purchase the same number of ordinary shares of Pubco at the same exercise price during the same exercise period and otherwise on the same terms as the warrants of the Purchaser being assumed all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law;

WHEREAS, as of the date hereof, Holder is a holder of Company Securities in such amounts as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which certain share consideration to be issued to Holder shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

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1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of the date that is (x) twenty-four (24) months following the date of the Closing, (y) the date on which Pubco consummates a “Change-of-Control” transaction, and (z) the date on which the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 270 days after the Closing: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, offer to sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Lock-up Securities (as defined below), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities, whether any such transaction is to be settled by delivery of such Lock-up Securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Lock-up Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). For purposes of this Agreement, the number of Pubco Securities into which the Company Securities currently beneficially owned by the Holder are converted or exchanged upon the Closing, as specified on the signature page hereto, together with any securities paid as dividends or distributions with respect to such securities, are referred to as the “Lock-up Securities.”

Notwithstanding the foregoing, if Holder has made a credit facility of at least $4,000,000 available to the Company from the date of this Agreement through the Closing, pursuant to a credit agreement in a form to be mutually agreed upon between the Company and Holder, the Lock-up Securities shall be subject to early release from the restrictions hereunder on the date that is twelve (12) months following the date of the Closing and the Lock-Up Period shall be deemed to have expired upon such early release.

A “Change of Control” transaction shall mean: (A) the sale of all or substantially all of the consolidated assets of Pubco and its subsidiaries to a third-party purchaser; (B) a sale resulting in no less than a majority of the voting power of Pubco being held by person that did not own a majority of the voting power prior to such sale; or (C) a merger, consolidation, recapitalization or reorganization of the Pubco with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

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(b) The foregoing Section 1(a) shall not apply to the transfer of any or all of the Lock-up Securities owned by Holder (I) by gift, will or intestate succession, or by virtue of laws of descent and distribution upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a qualified domestic relations order, divorce settlement, divorce or decree or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to Pubco in accordance with the requirements of the Business Combination Agreement, or (V) required by virtue of the laws of the British Virgin Islands, (VI) to Pubco to satisfy tax withholding obligations pursuant to Pubco’s equity incentive plans or arrangements, (VII) to Pubco pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Pubco or forfeiture of the Restricted Securities, or (VIII) which was acquired in the PIPE Investment or in open market transactions after the Closing; provided, however, that in any of the cases of clauses (I), (II) or (III), it shall be a condition to such transfer that the transferee executes and delivers to Pubco or the Purchaser Representative an agreement stating that the transferee is receiving and holding the Lock-up Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Lock-up Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, domestic partner, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder by virtue of the laws of the jurisdiction of the Holder’s organization and the Holder’s organizational documents upon the liquidation and dissolution of Holder, (E) to any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of Holder, or (F) a Person listed on Exhibit A, which exhibit may be amended by the Purchaser Representative provided, however, that such Person is a holder of Pubco Ordinary Shares at the time of the proposed transfer and provided, further, that the Pubco Ordinary Shares subject to such transfer, when combined with all other transfers of Pubco Ordinary Shares by the Holder during any three-month period, shall not represent an aggregate amount in excess of 1% of the number of issued and outstanding Pubco Ordinary Shares. Holder further agrees to execute such agreements as may be reasonably requested by Pubco that are consistent with the foregoing or that are necessary to give further effect thereto.

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such purported transferee of the Lock-up Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Lock-up Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate evidencing any Lock-up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF APRIL 26, 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) Pubco shall issue irrevocable instructions to its transfer agent to issue certificates, registered in the name of the Holder or its Permitted Transferee, for the Lock-up Securities in such amounts as specified from time to time by the Holder or its Permitted Transferee to Pubco upon the expiration of the Lock-Up Period (the “Irrevocable Transfer Agent Instructions”). In the event that Pubco proposes to replace its transfer agent, Pubco shall provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions signed by the successor transfer agent to Pubco. Pubco warrants that: (i) no instruction other than the Irrevocable Transfer Agent Instructions and stop transfer instructions to give effect to Section 1(d) hereof, will be given by Pubco to its transfer agent and that the Lock-up Securities shall otherwise be freely transferable on the books and records of Pubco as and to the extent provided in this Agreement and the Business Combination Agreement; (ii) it will not direct its transfer agent not to transfer or delay, impair, and/or hinder its transfer agent in transferring (or issuing) any certificate for the Lock-up Securities as and when required by this Agreement; and (iii) it will not fail to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any Lock-up Securities issued to Pubco pursuant as and when required by this Agreement. Pubco acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder. Accordingly, Pubco acknowledges, that the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate transfer, without the necessity of showing economic loss and without any bond or other security being required.

(f) For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-up Securities during the Lock-Up Period, including the right to vote any Lock-up Securities, but subject to the obligations under the Business Combination Agreement.

2. Miscellaneous.

(a) Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

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(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder and the Purchaser are personal to Holder and the Purchaser and may not be transferred or delegated by Holder or the Purchaser at any time, except as expressly permitted under Section 1 above. Pubco may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder. If the Purchaser Representative is replaced in accordance with the terms of the Business Combination Agreement, the replacement Purchaser Representative shall automatically become a party to this Agreement as if it were the original Purchaser Representative hereunder).

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

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(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company or Pubco prior to the Closing, to: Helport Limited 9 TEMASEK BOULEVARD#07-00 SUNTEC TOWER TWO SINGAPORE, 038989 Attn: Shi Cong Telephone No.: + 82336584 Email:shicong@helport.net	with a copy (which will not constitute notice) to: Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Attn: Ying Li Telephone No.: 212-530-2210 Email: yli@htflawyers.com

If to the Purchaser at or prior to the Closing, to:

Tristar Acquisition I Corp.

2 Burlington Woods Drive, Suite 100

Burlington MA 01803

Attn: Xiaoma Lu, Chief Executive Officer

Telephone No.: (781) 640-4446

Email: sherman@estonecapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn: Barry I. Grossman, Esq.

Jonathan P. Cramer, Esq.

Jessica Yuan, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: bigrossman@egsllp.com

jcramer@egsllp.com

jyuan@egsllp.com

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If to Pubco, the Purchaser or the Company after the Closing, to:

Helport Limited

9 TEMASEK BOULEVARD#07-00

SUNTEC TOWER TWO

SINGAPORE, 038989

Attn: Shi Cong

Telephone No.: + 82336584

Email:shicong@helport.net

with copies (which will not constitute notice) to: Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Attn: Ying Li Telephone No.: 212-530-2210 Email: yli@htflawyers.com
If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. Except as otherwise specifically set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco, the Company, the Purchaser, the Purchaser Representative and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Any amendment to Exhibit A may be effected by the Purchaser Representative without the written consent of Pubco, the Company, the Purchaser or Holder.

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(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and neither Pubco, the Company or the Purchaser will have an adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Pubco, the Company and the Purchaser shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco, the Company and the Purchaser or any of the obligations of Holder under any other agreement between Holder and Pubco, the Company or the Purchaser or any certificate or instrument executed by Holder in favor of Pubco, the Company or the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco, the Company or the Purchaser or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Pubco:

HELPORT AI LIMITED

By:	/s/ Cong Shi
Name:	Cong Shi
Title:	Director

The Company:

HELPORT LIMITED

By:	/s/ Cong Shi
Name:	Cong Shi
Title:	Director

Purchaser:

TRISTAR ACQUISITION I CORP.

By:	/s/ Xiaoma (Sherman) Lu
Name:	Xiaoma (Sherman) Lu
Title:	Chief Executive Officer

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Purchaser Representative:

NAVY SAIL INTERNATIONAL LIMITED

By:	/s/ Chunyi (Charlie) Hao
Name:	Chunyi (Charlie) Hao
Title:	Director

[Additional Signature on the Following Page]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:
Title:

Number and Type of Shares of Company Ordinary Shares:

Company Ordinary Shares:

Company Convertible Securities:

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:	:

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